UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2007

XOMA LTD.

(Exact name of registrant as specified in its charter)

BERMUDA

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code	(510) 204-7200

(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of XOMA Ltd. (the “Company”) and the Board, in connection with their annual review of the compensation of the Company’s officers, have determined that management had met a percentage of the corporate objectives for 2006 in excess of the minimum required by the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the “MICP”) in order to make awards thereunder, have made awards thereunder (one half of each award to be paid in cash and one-half to be paid in Common Shares of the Company, the exact number of which will be determined at a future date) and have granted options under the Company’s 1981 Share Option Plan, as amended, in each case as of February 21, 2007. The following table sets forth the amount of each such award and the number of options so granted to each of the following executive officers who were named in the Summary Compensation Table of the Company’s 2006 Proxy Statement:

Name/Title	MICP Award	Options

Patrick J. Scannon, M.D., Ph.D.
Executive Vice President and Chief Biotechnology Officer	$81,360	40,000

J. David Boyle II
Vice President, Finance and Chief Financial Officer	$56,810	40,000

Christopher J. Margolin
Vice President, General Counsel and Secretary	$65,213	40,000

In addition, the Compensation Committee and the Board, in connection with their annual review of the compensation of the Company’s Chief Executive Officer, John L. Castello, have determined that Mr. Castello had met a percentage of the corporate objectives for 2006 in excess of the minimum required by the CEO Incentive Compensation Plan (the “CICP”) in order to make an award thereunder, have made an award of $213, 250 thereunder (one half to be paid in cash and one-half to be paid in Common Shares of the Company, the exact number of which will be determined at a future date) and have granted 150,000 options to Mr. Castello under the Company’s 1981 Share Option Plan, as amended, in each case as of February 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2007                                                                           XOMA LTD.

By:  /s/  Christopher J. Margolin
        Christopher J. Margolin
        Vice President, General
        Counsel and Secretary